Paige Soffa <paige.soffa@startengine.com>

That's a wrap on Q3 – signings way up

StartEngine <community@startengine.com> Wed, Oct 16, 2024 at 8:17 AM
To: Test Test <paige.soffa+testramp@startengine.com>

THIS OFFERING IS ELIGIBLE FOR STARTENGINE'S **VENTURE CLUB**
Receive 10% bonus shares on each of your investments in companies that participate in the Venture Club program.

RESERVE NOW

Reserve Shares in StartEngine



Reserve Shares in StartEngine - And Get 10% Bonus Shares

Hi Test,

That's a wrap on Q3, and we're proud of how far we've come. Mind if we show off?

In just a year, we have **more than doubled** the number of companies that have signed contracts to raise capital on our platform. [1] While we can't see the future, it seems to us like the market has hit a sweet spot for companies interested in crowd-raised capital. See for yourself:


Total Signings on StartEngine
Count of Deals
200
150
100
50
0
60
74
66
60
69
148
178
25
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024
Q4 2024
Date Signed

Pair this with our **growth on StartEngine Private**, where gross profit reached $4.9M through Q2 since just launching in Q4 of last year. [2, 3]

Safe to say, we're feeling pretty good. We're taking reservations for our next raise – you in?

Reserve Now - Get 10% Bonus Shares

"Reserving" shares is simply an indication of interest. There is no binding commitment for investors that reserve shares in this manner to ultimately invest and purchase the shares reserved of StartEngine Crowdfunding, Inc., or to purchase any shares of StartEngine Crowdfunding, Inc. whatsoever.

Why am I seeing this offering? View how StartEngine promotes offerings **here**.

* This Reg A+ Test the Waters offering is made available through StartEngine Crowdfunding, Inc. This potential investment is speculative, illiquid, and involves a high degree of risk, including the possible loss of your entire investment. This potential investment, if any, may be made through StartEngine Crowdfunding, Inc.

1. Signed contracts does not necessarily indicate offerings will launch.

2. Gross profit is the revenue of StartEngine Crowdfunding, Inc. ("the Company") and its subsidiaries earns from sales after subtracting the cost of goods sold ("COGS"). This differs from net profit which is the income remaining after all expenses, including operating costs, taxes, and interest, are deducted from total revenue, providing a comprehensive measure of the Company's overall profitability. For full financials, see our latest statements filed on SEC **EDGAR**. Gross profit based on StartEngine's unaudited financials: $5.72M for Q2 2024 compared to $3.46M for Q2 2023, since these are quarterly numbers and have not been audited, they may not include year-end adjustments necessary to make those financial statements comparable to audited results.

3. The underlying companies held by StartEngine Private Funds LLC, and StartEngine Private LLC (together, "StartEngine Private") are not participating or involved in the offerings. The availability of company information does not indicate that the company has endorsed, supports or otherwise participates with StartEngine Private or any of its affiliates. StartEngine Crowdfunding LLC purchases shares from current and former employees, early investors, and advisors of the companies and sells the shares to StartEngine Private for each offering. When you make an investment in a company on StartEngine Private, you are purchasing an interest in a series of StartEngine Private Funds LLC or StartEngine Private LLC, each a Delaware limited liability company (together the "Series LLCs"), which were created to hold shares of privately held companies. An investor will not directly own or hold shares of the private company but instead will own member interests in a series of the Series LLCs, which either directly or indirectly, will hold shares in the company. There may not be a one-to-one economic parity on the value of the Series LLCs interests and the underlying shares.

NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION.

AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. "RESERVING" SECURITIES IS SIMPLY AN INDICATION OF INTEREST.

AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT CAN BE FOUND **HERE**.


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Why am I seeing this offering? View how StartEngine promotes offerings **here**.

StartEngine
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